Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134236 and 333-181188) and Registration Statement on Form S-3 (No. 333-191020) of Real Industry, Inc. of our report dated March 16, 2015, relating to the consolidated balance sheets of Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, appearing in the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2015.

/s/ Squar Milner LLP

Los Angeles, California

October 6, 2015